      As filed with the Securities and Exchange Commission on July __ 2000
                                                   REGISTRATION NO. 333-______
------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                -------------

                              XYBERNAUT CORPORATION
                              ---------------------
             (Exact name of registrant as specified in its charter)

     DELAWARE                                                    54-1799851
-----------------------------                                 ----------------
(State or other jurisdiction of                               (I.R.S. Employer
Incorporation or organization)                              Identification No.)

                             12701 FAIR LAKES CIRCLE
                             FAIRFAX, VIRGINIA 22033
                                 (703) 631-6925
             ---------------------------------------------------------
               (Address, including zip code, and telephone number,
        Including area code, of registrant's principal executive offices)

                                EDWARD G. NEWMAN
                             12701 FAIR LAKES CIRCLE
                             FAIRFAX, VIRGINIA 22033
                                 (703) 631-6925
              ---------------------------------------------------------
             (Name, address, including zip code, and telephone number,
                   Including area code, of agent for service)

                                    Copy to:
                           Martin Eric Weisberg, Esq.
                                Parker Chapin LLP
                              The Chrysler Building
                              405 Lexington Avenue
                            New York, New York 10174
                                 (212) 704-6000

                                 --------------


       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

       If the only securities on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------
                                                                                       PROPOSED
                                                                PROPOSED MAXIMUM       MAXIMUM         AMOUNT OF
        TITLE OF EACH CLASS                    AMOUNT TO BE      OFFERING PRICE       AGGREGATE       REGISTRATION
   OF SECURITIES TO BE REGISTERED             REGISTERED(1)        PER SHARE        OFFERING PRICE        FEE
-------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share..                100,249    $ 10.69 (4)         $  1,071,662        $297.92
-------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share..                437,500    $ 10.69 (4)         $  4,676,875      $1,300.17
-------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share..           87,500(2)(3)    $ 10.69 (5)         $    935,375        $260.03
-------------------------------------------------------------------------------------------------------------------
Total Registration Fee..................                                                                 $1,858.12
-------------------------------------------------------------------------------------------------------------------



(1) Represents the shares of common stock being registered for resale by the selling stockholders.

(2) Pursuant to Rule 416, the shares of common stock offered hereby also include such presently indeterminate number of shares of common stock as shall be issued by us to the selling stockholders upon adjustment under anti-dilution provisions covering the additional issuance of shares by Xybernaut resulting from stock splits, stock dividends or similar transactions.

(3) Represents the number of shares of common stock issuable upon exercise of warrants to purchase 87,500 shares of our common stock.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g) of the Securities Act of 1933, as amended (the "Securities Act"); based on the average ($10.69) of the bid ($10.63) and asked ($10.75) price on the Nasdaq SmallCap Market on July 3, 2000.

(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) of the Securities Act, based on the higher of (a) the exercise price of the warrants or (b) the offering price of securities of the same class included in this registration statement.



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED JULY __, 2000

PROSPECTUS

                              XYBERNAUT CORPORATION

                         625,249 SHARES OF COMMON STOCK

     The stockholders of Xybernaut Corporation listed on page 10 of this prospectus are offering for sale up to 625,249 shares of common stock of Xybernaut under this prospectus.

     The selling stockholders may offer their shares through public or private transactions, at prevailing market prices, or at privately negotiated prices. See "Plan of Distribution."

                      -------------------------------------
                         NASDAQ SmallCap Market Symbol:
                         "XYBR"
                      -------------------------------------

     On July 3, 2000, the closing price of one share of our common stock on the NASDAQ SmallCap Market was $10.75.



     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this prospectus is _________________, 2000

                                  RISK FACTORS

       BEFORE YOU BUY SHARES OF OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS ASSOCIATED WITH THAT PURCHASE, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION IN THIS PROSPECTUS AND THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE IN THE SECTION "WHERE YOU CAN FIND MORE INFORMATION ABOUT US," BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR COMMON STOCK.


                     -------------------------------------------
                     RISKS ASSOCIATED WITH OUR HISTORY OF LOSSES
                             AND FUTURE NEED FOR CAPITAL
                     -------------------------------------------



WE HAVE A HISTORY OF LOSSES AND, IF WE DO NOT ACHIEVE PROFITABILITY, WE MAY NOT BE ABLE TO CONTINUE OUR BUSINESS IN THE FUTURE.

       Our research, development, sales, marketing and general and administrative expenses have resulted in significant losses and are expected to continue to result in significant losses for the foreseeable future. We have incurred the following losses since 1994:


                    Fiscal years ended:
                         - March 31, 1994                            $47,352
                         - March 31, 1995                         $1,303,892
                         - December 31, 1996                      $5,238,536
                         - December 31, 1997                      $9,479,966
                         - December 31, 1998                     $13,111,488
                         - December 31, 1999                     $16,775,797

                    Three months ended:
                         - March 31, 2000                         $4,534,762



WE COULD BE REQUIRED TO CUT BACK OR STOP OPERATIONS IF WE ARE UNABLE TO RAISE OR OBTAIN NEEDED FINANCING.

       The research, development, commercialization, manufacturing and marketing of our products will likely require financial resources which are significantly in excess of those presently available to us. If we are not able to arrange financing or other third party arrangements on acceptable terms, we may be unable to fully develop and commercialize any of our products and could be required to cut back or stop operations.

             -------------------------------------------------------
                  RISKS ASSOCIATED WITH THE INDUSTRY IN WHICH
                                   WE OPERATE
             -------------------------------------------------------

OUR FUTURE REVENUES AND ABILITY TO PRODUCE NEW PRODUCTS DEPEND SUBSTANTIALLY ON THE SUCCESS OF THE MOBILE ASSISTANT SERIES(R).

         Our Mobile Assistant(R) Series currently consists of one product, the MA IVTM. The Mobile Assistant Series is our principal product, and our success will depend upon its commercial acceptance, which cannot be assured. On May 11, 2000, the Company announced that it had signed an agreement with IBM to design, develop and manufacture the computer portion of Xybernaut's next generation of wearable computer systems. On May 16, 2000, the Company announced that it was introducing two new models of the MA IV. Additional product development will result in a significant increase in our research and development expenses that may be unrecoverable should commercialization of new products prove unsuccessful. We also could require additional funding if research and development expenses are greater than we anticipate. As with most high technology products, new models of the Mobile Assistant Series must be introduced periodically for the Company to remain competitive. There can be no assurance that these new models can be successfully developed or commercially accepted.

WE MAY HAVE TO LOWER PRICES OR SPEND MORE MONEY TO EFFECTIVELY COMPETE AGAINST COMPANIES WITH GREATER RESOURCES THAN US WHICH COULD RESULT IN LOWER REVENUES AND/OR PROFITS.

         The success of our products in the marketplace depends on many factors, including product performance, price, ease of use, support of industry standards, and customer support and service. Given these factors we cannot assure you that we will be able to compete successfully. For example, if our competitors offer lower prices, we could be forced to lower prices which would result in reduced margins and a decrease in revenues. If we do not lower prices we could lose sales and market share. In either case, if we are unable to compete against our main competitors which include established companies like Computing Devices International, a division of Ceridian Corporation, ViA Inc., Texas Microsystems, Telxon, Symbol, Norand, Teltronics, Inc. a subsidiary of Interactive Solutions, Raytheon, and others, we would not be able to generate sufficient revenues to grow the company or reverse our history of losses.

         In addition, we may have to spend more money to effectively compete for market share, including funds to expand our infrastructure, which is a capital and time extensive process. Further, if other companies want to aggressively compete against us, we may have to spend more money on advertising, promotion, trade shows, product development, marketing and overhead expenses, hiring and retaining personnel, and developing new technologies. These higher expenses would hurt our net income and profits.

CURRENCY FLUCTUATIONS, ESPECIALLY IN THE JAPANESE YEN AND GERMAN MARK, MAY SIGNIFICANTLY INCREASE OUR EXPENSES AND AFFECT OUR RESULTS OF OPERATIONS.

         The exchange rates for some local currencies in countries where we operate may fluctuate in relation to the U.S. dollar. Such fluctuations may have an adverse effect on our expenses, revenues, earnings, assets or liabilities when local currencies are translated into U.S. dollars. We have significant operations in Asia, primarily Japan, and Europe, primarily Germany. Also, we are party to supplier arrangements with several companies in Japan, including Shimadzu and Sony Digital Products for the production of the MA IV system. Our foreign operations, including payments to our suppliers, are typically funded in the local currencies. Any changes in the value of the U.S. dollar against these currencies could result in an increase in our reported expenses or a decrease in our reported revenues which, if substantial, could have a material adverse effect on our financial condition and results of operations.



                      --------------------------------------
                              RISK ASSOCIATED WITH
                      OUR INTERNAL OPERATIONS AND POLICIES
                      --------------------------------------


SINCE WE DO NOT INTEND TO DECLARE DIVIDENDS IN THE FORESEEABLE FUTURE, THE RETURN ON YOUR INVESTMENT WILL DEPEND UPON APPRECIATION OF THE MARKET PRICE OF YOUR SHARES.

       We have never paid any dividends on our common stock. Our board of directors does not intend to declare any dividends in the foreseeable future, but intends to retain all earnings, if any, for use in our business operations. As a result, the return on your investment in Xybernaut will depend upon any appreciation in the market price of the common stock. The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for dividend payments. The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend upon our earnings, capital requirements and financial condition, and other relevant factors.

ACQUISITION AND INTEGRATION OF SELFWARE, INC.

       On April 7, 2000, the Company completed the acquisition of Selfware, Inc., a Virginia corporation. Selfware, Inc. provides software and services and has approximately 30 full-time employees. Revenues for the year ended December 31, 1999 were approximately $5.0 million, which were substantially greater than the $3.3 million of revenues for the Company during that period.

       In order to achieve the expected benefits of our acquisition of Selfware, Inc. we must successfully combine the two businesses. We may not be able to combine the technologies and operations quickly and smoothly. In the event that our combination with Selfware, Inc. does not go smoothly, serious harm to our business, financial condition and prospects may result. Combining the two businesses will entail significant diversion of our management's time and attention. In addition, we may be required to spend additional time or money on combination issues that would otherwise have been spent on developing our business and services or other matters.

              ----------------------------------------------------
               RISKS WHICH MAY DILUTE THE VALUE OF YOUR XYBERNAUT
                SHARES OR LIMIT THE EFFECT OF THEIR VOTING POWER
              ----------------------------------------------------

THE PRICE OF OUR COMMON STOCK IS HIGHLY VOLATILE.

       The price of our common stock is highly volatile. During the period from January 1, 1999 to July 3, 2000 the closing price of our common stock has ranged from a high of $23.75 to a low of $1.00. Following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business. The volatile fluctuations of the market price are based on (1) the number of shares in the market at the time as well as the number of shares we may be required to issue in the future, compared to the market demand for our shares; (2) our performance and meeting expectations of our performance, including the development and commercialization of our products and proposed products; and (3) general economic and market conditions.

OUR EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS, TOGETHER, MAY EXERCISE CONTROL OVER ALL MATTERS SUBMITTED TO A VOTE OF STOCKHOLDERS.

       As of July 3, 2000, our executive officers, directors and principal stockholders beneficially owned, in the aggregate, approximately 17% of our outstanding shares of common stock. These stockholders, if acting together, may be able to effectively control most matters requiring approval by our stockholders. The voting power of these stockholders under certain circumstances could have the effect of delaying or preventing a change in control of Xybernaut.

WE HAVE 5,590,000 SHARES OF OUR COMMON STOCK RESERVED FOR FUTURE ISSUANCES WHICH CAN SUBSTANTIALLY DILUTE THE VALUE OF YOUR XYBERNAUT COMMON STOCK.

       The issuance of reserved shares would dilute the equity interest of existing stockholders and could have a significant adverse effect on the market price of our common stock. As of July 3, 2000, we had 5,590,000 shares of common stock reserved for possible future issuances upon conversion of outstanding options and warrants. Certain options and warrants are convertible into or exercisable for shares of common stock at prices that may represent discounts from future market prices of the common stock. Those discounts could result in substantial dilution to existing holders of common stock. The sale of the common stock acquired at a discount could have a negative impact on the trading price of the common stock and could increase the volatility in the trading price of the common stock. See the section entitled "Dilution" for a summary of the number of shares which could be issued upon conversion of the outstanding preferred stock at various market prices.

       In addition, we intend to seek additional financing which may result in the issuance of additional shares of our capital stock and/or rights to acquire additional shares of our capital stock. Those additional issuances of capital would result in a reduction of your percentage interest in Xybernaut.

ANTI-TAKEOVER MEASURES IN OUR CERTIFICATE OF INCORPORATION COULD ADVERSELY AFFECT THE VOTING POWER OF THE HOLDERS OF THE COMMON STOCK.

       Our certificate of incorporation authorizes anti-takeover measures such as the authority to issue "blank check" preferred stock and the staggered terms of the members of our board of directors. Those measures could have the effect of delaying, deterring or preventing a change in control without any action by the shareholders. In addition, issuance of preferred stock, without shareholder approval, on those terms as the board of directors may determine, could adversely affect the voting power of the holders of the common stock, including the loss of voting control to others. See "Description of Securities."

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

       This prospectus contains certain forward-looking statements which involve substantial risks and uncertainties. These forward-looking statements can generally be identified because the context of the statement includes words such as "may," "will," "except," "anticipate," "intend," "estimate," "continue," "believe," or other similar words. Similarly, statements that describe our future plans, objectives and goals are also forward-looking statements. Our factual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements as a result of certain factors, including those listed in "Risk Factors" and elsewhere in this prospectus.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

       We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C. New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's Website at "http://www.sec.gov."

       We have filed with the SEC a registration statement on Form S-3 to register the shares being offered. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information included in the registration statement. For further information with respect to us and our common stock, you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement, as well as the documents discussed below.

       The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update or supersede this information.

       This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement or incorporated in the registration statement by reference.

       We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 0-19041) until all of the shares are sold:

       - Annual Report on Form 10-KSB for the fiscal year ended December 31,
         1999;

       - Quarterly Report on Form 10-Q for the period ended March 31, 2000; and

       - The description of our common stock contained in the registration statement on Form 8-A filed on July 15, 1996 under the Exchange Act (File No. 0-15086), including all amendments or reports filed for the purpose of updating that description.

       You may request a copy of these filings, at no cost, by writing to us at 12701 Fair Lakes Circle, Suite 550, Fairfax, Virginia 22033, (703) 631-6925,
Attention: John F. Moynahan or by e-mail at investorrelations@xybernaut.com.

       You can review and copy the registration statement, its exhibits and schedules, as well as the documents listed below, at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, are also available on the SEC's web site.

                                 USE OF PROCEEDS

       The selling stockholders are selling all of the shares covered by this prospectus for their own accounts. Accordingly, we will not receive any proceeds from the resale of the shares.

       We will bear the expenses relating to this registration, other than discounts and commissions, which will be paid by the selling stockholders.

                                    DILUTION

       As of July 3, 2000, we had issued and outstanding 38,502,699 shares of common stiock. At that date, there were an additional 5,590,000 shares of common stock reserved for possible future issuances as follows:

         - options to purchase 4,743,492 shares at an exercise price between $1.37 and $16.56 per share. We have registered the shares issuable upon exercise of the options under the Securities Act;

         - warrants to purchase 290,000 shares at a price between $2.00 and $18.00 per share. Of the 290,000 shares, we have registered a total of 135,000 shares issuable upon exercise of these warrants. This prospectus covers an additional 87,500 shares of common stock issuable upon exercise of the warrants, which shares will be freely tradable without restriction (subject to prospectus delivery requirements) on the effective date of the registration statement. The remaining 67,500 shares will be deemed to be "restricted securities" when issued; and

         - 556,508 shares issuable upon exercise of options under the 1996 Omnibus Stock Incentive Plan, the 1997 Stock Incentive Plan and the 1999 Stock Incentive Plan which have not been granted as of July 3, 2000.

       The shares which will be deemed "restricted securities" may be sold under Rule 144. Rule 144 permits sales of "restricted securities" by any person, whether or not an affiliate of the issuer, after one year. At that time, sales can be made subject to the Rule's volume and other limitations and after two years by non-affiliates without adhering to Rule 144's volume or other limitations. In general, an "affiliate" is a person with the power to manage and direct our policies. The SEC has stated that, generally, executive officers and directors of an entity are deemed affiliates of the issuing entity.

                              SELLING STOCKHOLDERS

       This prospectus covers the resale by the selling stockholders of up to 625,249 shares of our common stock.

       The following table lists the selling stockholders and certain information regarding the ownership by each of the selling stockholders of shares of our common stock as of July 3, 2000, and as adjusted to reflect the sale of the shares. Information concerning the selling stockholders, their pledgees, donees and other non-sale transferees who may become selling stockholders, may change from time to time. To the extent the selling stockholders or any of their representatives advise us of such changes, we will report those changes in a prospectus supplement to the extent required. See "Plan of Distribution."

       The registration of the following shares through this registration statement allows the following persons and entities to sell their share holdings in the future on the open market and is not necessarily an indication of intent to sell their shares.



                                                                   Percentage                     ---------------------
                                                                      of                             Shares of Common
                                              Shares of Common      Common       Shares of             Stock Owned
                                            Stock Owned Prior to     Stock      Common Stock          after Offering
                                                  Offering           Owned       to be Sold       ---------------------
                                                                    Prior to
                                                                      the                          Number    Percent
                                                                    Offering
                                       --------------------------------------------------------------------------------
Eric Allen                                       1,377                 *             344            1,033        *

Austin Family Trust                              1,663                 *             416            1,247        *

Harvey W. Austin Trust                           15,970                *            3,993           11,977       *

Aquodet L.L.P.                                   5,323                 *            1,331           3,992        *

David Banghart                                   2,695                 *             674            2,021        *

Barbara A. Beam                                  2,661                 *             665            1,996        *

Barbaro Balsamo                                  731                   *             183             548         *

John Boyter                                      133                   *              33             100         *

Mark L. Chizanskos                               1,404                 *             351            1,053        *

Phyllis Chorazy                                  958                   *             190             768         *

Alisann A. Collins                               1,330                 *             333             997         *

June Cory                                        4,097                 *             399            3,698        *

Diane K. East                                    552                   *             138             414         *

                                      -9-

                                                                   Percentage                     ---------------------
                                                                      of                             Shares of Common
                                              Shares of Common      Common       Shares of             Stock Owned
                                            Stock Owned Prior to     Stock      Common Stock          after Offering
                                                  Offering           Owned       to be Sold       ---------------------
                                                                    Prior to
                                                                      the                          Number    Percent
                                                                    Offering
                                       --------------------------------------------------------------------------------
June Ewing                                      831                    *             208             623         *

Cecilia Firstenberg                             786                    *             72              714         *

William P. Forbes, Trustee                    1,663                    *             416           1,247         *

Shalini Gali                                    133                    *             33              100         *

Karen Gardner                                    99                    *             25               74         *

Michael Giblin                                1,597                    *             399           1,198         *

Nancy Hogan                                  16,306                    *            4,077         12,229         *

Algernon S.B. James IV                          232                    *             58              174         *

Tiffany S. Jones                                166                    *             42              124         *

Kenneth Keith                                 4,436                    *            1,109          3,327         *

Jack and Bonnie Lambton                       2,661                    *             665           1,996         *

Peter A. LeBerre                                366                    *             92              274         *

Thomas L. LeBerre                               405                    *             101             304         *

L. Christopher Luther                         1,630                    *             408           1,222         *

Edward Maddox (1)                            31,083                    *            7,771         23,312         *

Jeremy Mapes                                    173                    *             43              130         *

Ann Martin                                      831                    *             208             623         *

Andrew Metroka                                  812                    *             178             634         *

Vernon Miskowich (2)                         67,683                    *           16,921         50,762         *

Karen Miskowich                               1,330                    *             333             997         *

Marilyn A. Miskowich                         11,210                    *            2,803          8,407         *

Perry Nolen                                  12,909                    *            3,227          9,682         *

                                     -10-



                                                                   Percentage                     ---------------------
                                                                      of                             Shares of Common
                                              Shares of Common      Common       Shares of             Stock Owned
                                            Stock Owned Prior to     Stock      Common Stock          after Offering
                                                  Offering           Owned       to be Sold       ---------------------
                                                                    Prior to
                                                                      the                          Number    Percent
                                                                    Offering
                                       --------------------------------------------------------------------------------

Chris O'Donnell                                  133                   *             33               100

Jude M. Plessas                                  133                   *             33               100        *

David Rebibo                                     133                   *             33               100        *

David & Odette Rebibo                            114,678               *            2,995          111,683       *

Jacques Rebibo (3)                               129,756               *           32,439           97,317       *

Joel Rebibo c/f Ilana Rebibo                     133                   *             33               100        *

Kathy K. Rebibo c/o Michael Rebibo               31,143                *            7,786           23,357       *

Michael Rebibo                                   5,892                 *            1,473            4,419       *

Jo Ann Reel                                      6,874                 *            1,719            5,155       *

David Reinmuth                                   133                   *             33               100        *

Stuart F. Ross                                   665                   *             166              499        *

Stuart Saltzman                                  6,055                 *            1,514            4,541       *

C. Shane Thomas                                  399                   *             100              299        *

Joseph Turk                                      712                   *             178              534        *

Carlton Turner                                   4,006                 *            1,002            3,004       *

Deborah & Anthony Vasalli                        8,961                 *            2,240            6,721       *

Anthony & Lorraine Vasalli                       798                   *             200              598        *

Sheri Young                                      133                   *             33               100        *

Dalston Holdings Limited (4)                     525,000(5)           1.3%       525,000(5)           0          *

Total                                            1,031,973            2.7%         625,249         406,724      1.1%
                                                 =========            ====         =======         =======      ====



         * Less than 1%

--------------
                                     -11-

(1) Mr. Edward Maddox is currently employed as a Vice President of our company and our wholly-owned subsidiary, Selfware, Inc.

(2) Mr. Vernon Miskowich is currently employed as a Vice President of our company and our wholly-owned subsidiary, Selfware, Inc.

(3) Mr. Jacques Rebibo is currently employed as Senior Vice President of our company and is the President and Chief Executive Officer of our wholly-owned subsidiary, Selfware, Inc. He was a member of our board of directors from January 1996 to August 1997.

(4) Mr. C.B. Williams is the director and control person of Dalston Holdings Limited, a Turks and Caicos company.

(5) Includes 87,500 shares of common stock issuable upon exercise of warrants and assumes that such selling stockholder will exercise all of its warrants into common stock.

      The common stock have the material rights and obligations discussed below and under the section entitled "Description of Securities." We have filed the agreements relating to these rights and obligations with the SEC. We urge you to read them in their entirety.

      All of the selling stockholders, with the exception of Dalston Holdings Limited, acquired their shares of common stock in connection with the merger of our subsidiary, Selfware Acquisition Corporation, a Virginia corporation, with and into Selfware, Inc., a Virginia corporation. Under the terms of the Agreement and Plan of Merger, our subsidiary merged with and into Selfware, with Selfware continuing as the surviving corporation and a wholly-owned subsidiary of ours. As a result of the merger, the selling stockholders received an aggregate of 429,327 restricted shares of our common stock. In connection with the merger, we agreed to file a registration statement covering the resale of up to 25% of the shares of common stock issued to the selling stockholders pursuant to the merger.

      Dalston Holdings Limited acquired its shares of common stock and warrants exercisable into common stock in a private placement transaction entered into on June 23, 2000. Under the terms of the common stock purchase agreement between us and Dalston Holdings Limited, we agreed to sell 437,500 shares of our common stock at $8.00 per share, representing a 12% discount to the closing bid price of our common stock on June 22, 2000, for gross proceeds of $3,500,000. We also issued warrants to purchase 87,500 shares of our comon stock, representing an amount equal to 20% of the number of shares sold, at $10.00 per share, representing 125% of the price for which our common stock was sold in this private placement. The warrants are exercisable for a period of 5 years from the date of issuance and may be called by us if the market price of our common stock exceeds $20.975 per share for any 10 trading days during a 15 trading day period. In connection with our sale of the common stock, we agreed to use our best efforts to file a registration statement covering the shares of common stock sold and issuable upon exercise of warrants on or before July 10, 2000.

      Other than as indicated above, the selling stockholders are not affiliated with us.

                           DESCRIPTION OF SECURITIES

GENERAL

      Our authorized capital stock consists of 80,000,000 shares of common stock, par value $0.01 per share, and 6,000,000 shares of preferred stock, par value $0.01 per share. As of July 3, 2000, we have 38,502,699 shares of common stock issued and outstanding. We have reserved 5,590,000 shares of common stock for issuance upon exercise of outstanding options and warrants.

COMMON STOCK

Voting

      The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation and by-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

Dividends

      Holders of common stock are entitled to receive ratably those dividends as may be declared by our board of directors out of funds legally available for that purpose.

Rights on Liquidation

      In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities.

Pre-emptive or Redemption Rights

      Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully-paid and nonassessable.

PREFERRED STOCK

      Our board of directors has the authority to issue up to 6,000,000 shares of preferred stock from time to time in one or more series. Our board has the authority to establish the number of shares to be included in each series, and to fix the designations, powers, preferences and rights of the shares of each series and the applicable qualifications, limitations or restrictions. The issuance of preferred stock may have the effect of delaying or preventing a change in control. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock, if any, or could adversely affect the rights and powers, including voting rights, of the holders of the common stock. In certain circumstances, the issuances could have the effect of decreasing the market price of the common stock.

      As of the date of this prospectus, we have not designated any shares of preferred stock other than the series A, B, C, D and E preferred stock, all of which have been fully converted.

ANTI-TAKEOVER CONSIDERATIONS

      Our certificate of incorporation authorizes the issuance of up to 6,000,000 shares of $0.01 par value preferred stock. The issuance of preferred stock with such rights could have the effect of limiting stockholder participation in certain transactions such as mergers or tender offers and could discourage or prevent a change in our management. We have no present intention to issue any additional preferred stock.

      We have a classified or staggered board of directors which limits an outsider's ability to effect a rapid change of control of our board. In addition, at the 1998 Annual Meeting of Stockholders held on September 24, 1998, our shareholders approved measures to amend our certificate of incorporation and by-laws, where applicable, to:

      - implement an advance notice procedure for the submission of director nominations and other business to be considered at annual meetings of stockholders;

      - permit only the President, the Vice Chairman of our board, the Secretary or our board of directors to call special meetings of stockholders and to limit the business permitted to be conducted at such meetings to be brought before the meetings by or at the direction of our board;

      - provide that a member of our board of directors may only be removed for cause by an affirmative vote of holders of at least 66 2/3% of the voting power of the then outstanding shares entitled to vote generally in the election of directors voting together as a single class;

      - fix the size of our board of directors at a maximum of twelve directors, with the authorized number of directors set at ten, and our board of directors having the sole power and authority to increase or decrease the number of directors acting by an affirmative vote of at least a majority of the total number of authorized directors most recently fixed by our board of directors;

      - provide that any vacancy on the board may be filled for the unexpired term (or for a new term in the case of an increase in the size of the board) only by an affirmative vote of at least a majority of the remaining directors then in office even if less than a quorum, or by the sole remaining director;

      -        eliminate stockholder action by written consent;

      - require the approval of holders of 80% of the then outstanding voting stock and/or the approval of 66 2/3% of the directors for certain corporate transactions; and

      - require an affirmative vote of 66 2/3% of the voting stock in order to amend or repeal any adopted amendments to the certificate of incorporation and bylaws adopted at the meeting.

      Those measures combined with the ability of our board of directors to issue "blank check" preferred stock and the staggered terms of the members of our board of directors, could have the effect of delaying, deterring or preventing a change in control without any further action by the stockholders. In addition, the issuance of preferred stock, without stockholder approval, on such terms as our board may determine, could adversely affect the voting power of the holders of the common stock, including the loss of voting control to others.

TRANSFER AGENT AND REGISTRAR

      Continental Stock Transfer & Trust Company is our Transfer Agent and Registrar for our common stock.

                             PLAN OF DISTRIBUTION

      The selling stockholders and their pledgees, donees, transferees and other subsequent owners, may offer their shares at various times in one or more of the following transactions:

      - on any U.S. securities exchange on which our common stock may be listed at the time of sale
      -        in the over-the-counter market
      -        in privately negotiated transactions
      -        in connection with short sales; or
      -        in a combination of any of the above transactions.

      The selling stockholders may offer their shares of common stock at prevailing market prices at the time of sale, at prices related to those prevailing market prices, at negotiated prices or at fixed prices.

      The selling stockholders may also sell the shares under Rule 144 instead of under this prospectus, if Rule 144 is available for those sales.

      The transactions in the shares covered by this prospectus may be effected by one or more of the following methods:

      - ordinary brokerage transactions and transactions in which the broker solicits purchasers;
      - purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus, including resale to another broker or dealer;
      - block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; or

      - negotiated transactions between selling stockholders and purchasers without a broker or dealer.

      The selling stockholders and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may be deemed to be underwriters. Any commissions or profits they receive on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

      As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and any of the selling stockholders with respect to the offer or sale of the shares under this prospectus.

      We have advised the selling stockholders that during the time each is engaged in distributing shares covered by this prospectus, each must comply with the requirements of the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. Under those rules and regulations, they:

      - may not engage in any stabilization activity in connection with our securities;

      - must furnish each broker which offers common stock covered by this prospectus with the number of copies of this prospectus which are required by each broker; and

      - may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

      In the registration rights agreement we executed in connection with the transactions with the selling stockholders we agreed to indemnify and hold harmless each selling stockholder against liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact, unless made or omitted in reliance upon written information provided to us by that selling stockholder. We have agreed to bear the expenses incident to the registration of the shares, other than selling discounts and commissions.

                INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Section 145 of the Delaware General Corporation Law allows companies to indemnify their directors and officers against expenses, judgments, fines and amounts paid in settlement under the conditions and limitations described in the law. Our certificate of incorporation authorizes us to indemnify our officers, directors and other agent to the fullest extent permitted under Delaware law.

      Our certificate of incorporation provides that a director is not personally liable for monetary damages to us or our stockholders for breach of his or her fiduciary duties as a director. A director will be held liable for a breach of his or her duty of loyalty to us or our stockholders, his or her intentional misconduct or willful violation of law, actions or in actions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives an improper personal benefit. This limitation of liability does not affect the availability of equitable remedies against the director including injunctive relief or rescission.

      We have purchased a directors and officers liability and reimbursement policy that covers liabilities of our directors and officers arising out of claims based upon acts or omissions in their capacities as directors and officers.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                 LEGAL MATTERS

      Parker Chapin LLP, New York, New York, a stockholder of our company, will pass upon the validity of the securities offered hereby. Martin Eric Weisberg, Esq., a member of the firm, is our Secretary, one of our Directors and a stockholder of our company.

                                    EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-KSB/A for the year ended December 31, 1999, and for each of the two years then ended, have been so incorporated in reliance on the report of Grant Thornton LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

=========================================================     ======================================================
      WE HAVE NOT AUTHORIZED ANY DEALER,                                              ---------
SALESPERSON OR ANY OTHER PERSON TO GIVE
ANY INFORMATION OR TO REPRESENT ANYTHING
NOT CONTAINED IN THIS PROSPECTUS. YOU                                           SHARES OF COMMON STOCK
MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION.
THIS PROSPECTUS DOES NOT OFFER TO SELL OR
BUY ANY SHARES IN ANY JURISDICTION WHERE                                         XYBERNAUT CORPORATION
IT IS UNLAWFUL. THE INFORMATION IN
THIS PROSPECTUS IS CURRENT AS OF JULY __, 2000.

                 TABLE OF CONTENTS

                                                  Page
                                                  ----

Risk Factors.........................................2
Where You Can Find More
        Information About Us.........................6                            ____________
Use of Proceeds......................................7
Dilution.............................................7
Selling Stockholders ................................9                             PROSPECTUS
Description of Securities ..........................13                            ____________
Plan of Distribution ...............................15
Indemnification for Securities
        Act Liabilities.............................16
Legal Matters.......................................17

Experts ............................................18                   _________________________, 2000




=========================================================     ======================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

            ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                  The following table sets forth the various expenses which
            will be paid by us in connection with the issuance and distribution of the securities being registered on this registration statement. The selling stockholders will not incur any of the expenses set forth below. All amounts shown are estimates.


                           Filing fee for registration statement...................................      $ 1,858.12
                           Legal fees and expenses.................................................      $10,000.00
                           Accounting expenses.....................................................       $5,000.00
                                                                                                          ---------
                           Total...................................................................      $16,858.12
                                                                                                         ==========

            ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  Section 145 of the General Corporation Law of the State of
            Delaware (the "DGCL") provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

            Our certificate of incorporation provides that directors will not be personally liable for monetary damages to us or our stockholders for breach of fiduciary duty as a director, except for liability resulting from a breach of the director's duty of loyalty to us or our stockholders, intentional misconduct or willful violation of law, actions or inactions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation also authorizes us to indemnify our officers, directors and other agents, by bylaws, agreements or otherwise, to the fullest extent permitted under Delaware law. We have entered into an indemnification agreement with each of our directors and officers which may, in some cases, be broader than the specific indemnification provisions contained in our certificate of incorporation or as otherwise permitted under Delaware law. Each indemnification agreement may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as a director or officer, against liabilities arising from willful misconduct of a culpable nature, and to obtain directors' and officers' liability insurance if available on reasonable terms.

      We maintain a directors and officers liability policy with Genesis Insurance Company that contains a limit of liability of $3,000,000 per policy year.

ITEM 16.  EXHIBITS.

NUMBER            DESCRIPTION OF EXHIBIT
4.1               Form of Warrant issued to Dalston Holdings Limited
5.1               Opinion of Parker Chapin LLP.
10.1(1)           Agreement and Plan of Merger dated as of April 7, 2000.
10.2(1)           Registration Rights Agreement dated as of April 7, 2000.
10.3              Form of Common Stock Purchase Agreement dated as of June 23, 2000.
23.1              Consent of Grant Thornton LLP
23.2              Consent of Parker Chapin LLP (included in their opinion filed as Exhibit 5.1).

-------------

(1)      Incorporated by reference to the report on Form 8-K, file No.
         000-21013

ITEM 17.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfax, Commonwealth of Virginia on July 7, 2000.

                              XYBERNAUT CORPORATION

                              By:       /s/ Edward G. Newman
                                        ---------------------------------
                                        Edward G. Newman
                                        Chairman of the Board, President
                                        and Chief Executive Officer

                               POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes Edward G. Newman and Steven A. Newman, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form S-3 and to file the same with exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed below by the following persons in the capacities indicated on July 7, 2000.

/s/ Edward G. Newman                                        Chairman of the Board,
-------------------------------                             President and Chief Executive Officer
Edward G. Newman

/s/ Steven A. Newman                                        Executive Vice President and Vice Chairman
-------------------------------                             of the Board
Steven A. Newman

/s/ Kazuyuki Toyosato                                       Executive Vice President
-------------------------------                             Asian Operations and Director
Kazuyuki Toyosato

/s/ John F. Moynahan                                        Senior Vice President and
-------------------------------                             Chief Financial Officer
John F. Moynahan

/s/ Martin Eric Weisberg
-------------------------------
Martin Eric Weisberg                                        Director

/s/ Lt. Gen. Harry E. Soyster
-------------------------------
Lt. Gen. Harry E. Soyster                                   Director

/s/ James J. Ralabate
-------------------------------
James J. Ralabate                                           Director

/s/ Keith P. Hicks
-------------------------------
Keith P. Hicks                                              Director

/s/ Phillip E. Pearce
-------------------------------
Phillip E. Pearce                                           Director

/s/ Eugene J. Amobi
-------------------------------
Eugene J. Amobi                                             Director

/s/ Edwin Vogt
-------------------------------
Edwin Vogt                                                  Director


                                SECURITIES AND
                                   EXCHANGE
                                  COMMISSION

                            WASHINGTON, D.C. 20549

                                 -------------




                                  EXHIBITS TO

                                   FORM S-3

                            REGISTRATION STATEMENT

                                     UNDER

                          THE SECURITIES ACT OF 1933

                                 -------------







                             XYBERNAUT CORPORATION
                      (EXACT NAME OF ISSUER AS SPECIFIED
                                IN ITS CHARTER)

                                 JULY __, 2000

NUMBER     DESCRIPTION OF EXHIBIT
4.1        Form of Warrant issued to Dalston Holdings Limited
5.1        Opinion of Parker Chapin LLP.
10.1(1)    Agreement and Plan of Merger dated as of April 7, 2000.
10.2(1)    Registration Rights Agreement dated as of April 7, 2000.
10.3       Form of Common Stock Purchase Agreement dated as of June 23, 2000.
23.1       Consent of Grant Thornton LLP.
23.2       Consent of Parker Chapin LLP (included in their opinion filed as Exhibit 5.1).

-------------

(1)     Incorporated by reference to the report on Form 8-K, file No. 000-21013


                                      E-2